Exhibit 10.3
FIFTH AMENDMENT TO
CONSULTING AGREEMENT
This Amendment (this “Amendment”) to the Consulting Agreement dated June 2, 2011, as restated and amended, (the “Consulting Agreement”) by and between Pacira Pharmaceuticals, Inc. (“Pacira”) and Gary Pace, Ph.D. (the “Consultant”) (together, the “Parties”) is made effective as of June 12, 2024 (“Amendment Effective Date”) with respect to the following recitals and agreements:
WHEREAS, Pacira retained the Consultant to provide certain services pursuant to the Consulting Agreement between the Parties; and
WHEREAS, the Parties desire to amend certain provision(s) of the SOW as described herein.
NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements set forth below and, in the Consulting Agreement, and for other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties agree to modify the Consulting Agreement as follows:
•Exhibit A to the Consulting Agreement (as last amended under the Fourth Amendment to the Consulting Agreement dated November 27, 2015), shall be amended in its entirety and replaced with the Exhibit A attached hereto.
Except as expressly amended in this Amendment, all of the original terms and provisions of the Consulting Agreement are hereby ratified and confirmed in all respects by each party hereto and, except as expressly amended hereby, shall remain in full force and effect.
IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the Amendment Effective Date.

PACIRA PHARMACEUTICALS, INC.	GARY PACE

/s/ KRISTEN WILLIAMS	/s/ GARY PACE
Signature	Signature

Kristen Williams	Gary Pace
Name	Name

Chief Administrative Officer and Secretary	June 12, 2024
Title	Date

June 12, 2024
Date

EXHIBIT A

Scope of Services of Consultant:

The scope of consulting work contemplated by this Agreement shall be as follows:
Consultant will provide formal business guidance, serving as a Scientific Advisor to Pacira. The term of these services will begin on July 1, 2024 and continue through and including June 30, 2025.

Consultant will work the equivalent of up to one (1) day per quarter.

Consulting Fees:

Consultant will be compensated at a rate of $3,200 per day per calendar quarter, to be paid at the beginning of each calendar quarter. Consultant will submit invoices electronically to [**]. Consultant will be paid upon forty-five (45) days after Pacira receives a correct and undisputed invoice. The maximum total charges of all billing under this Scope of Services is not to exceed $12,800.00.

For the avoidance of doubt, Consultant’s previously granted stock options and restricted stock units shall continue to vest according to the original terms of their grant agreements, and, in the case of stock options, Consultant’s vested stock options will be eligible for exercise for the lesser of (i) their stated term (i.e., ten (10) years from the grant date), or (ii) thirty-six (36) months following Consultant’s cessation of services to the Company under the Consulting Agreement.

Payment shall be made by direct deposit (Electronic Information is on file), wire transfer or by check payable to the following address:

The up-to-date Form W-9 is on file.

Pacira will reimburse Consultant for all pre-approved travel and related expenses pursuant to Pacira’s Travel and Expense Reimbursement Policy, a copy of which has been made available to the Consultant. Consultant is responsible for making all travel arrangements through their travel agent, unless otherwise instructed.

The Pacira Contact will be: